EXHIBIT 5

Gary P. Kreider
Direct Dial: (513) 579-6411
Facsimile: (513) 579-6457
E-Mail: gkreider@kmklaw.com

April 28, 2005

Hemagen Diagnostics, Inc.
9033 Red Branch Road
Columbia, Maryland 21045

Gentlemen:

        We serve as your general counsel and are familiar with your Restated Certificate of Incorporation, Bylaws and corporate proceedings. On this basis, we have made an examination as to:

        1.    The organization of Hemagen Diagnostics, Inc.;

        2.    The legal sufficiency of all corporate proceedings of Hemagen in connection with the authorization and issuance of all presently outstanding and issued common stock of Hemagen; and

        3.    The legal sufficiency of all corporate proceedings taken in connection with the authorization of the registration of 12,189,104 shares of Hemagen common stock to be included in a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission. Of these 12,189,104 shares covered by the Form S-3, (i) 5,377,644 shares (the “Conversion Shares”) may be acquired upon conversion of Hemagen’s 8% Senior Subordinated Convertible Notes due 2009 (“Modified 8% Notes due 2009”), (ii) 5,079,446 shares (the “Exchange Shares”), along with the Conversion Shares, were issued in exchange for Hemagen’s Senior Subordinated Convertible Notes due 2005, and (iii) 1,732,014 shares (the “Option Shares”) are issuable upon the exercise of options held by certain selling securityholders named in the Form S-3.

        Based upon such examination, we are of the opinion that:

        1.    Hemagen is a duly organized and validly existing corporation under the laws of the State of Delaware;

        2.    The aforesaid 12,189,104 shares of Hemagen common stock are validly authorized. The Exchange Shares have been legally issued and are fully paid and nonassessable. Following their issuance in accordance with the terms and conditions of the Modified 8% Notes due 2009, the Conversion Shares will be legally issued, fully paid and nonassessable. Following their issuance in accordance with the option documentation evidencing such shares, the Option Shares shall be legally issued, fully paid and nonassessable.

        We hereby consent to be named in the aforesaid Registration Statement and the prospectus part thereof as the attorneys who will pass upon legal matters in connection with the issuance of the aforesaid common stock and to the filing of this opinion as an exhibit to the Registration Statement and furthermore consent to references made to this firm in the Registration Statement.

Yours truly, KEATING MUETHING & KLEKAMP PLL By: /s/ Gary P. Kreider ———————— —————————————— Gary P. Kreider